Exhibit 99.1(a)
                                                    NASD: BOKF

BOK Financial Corporation Reports Quarterly Earnings of $134 million or $2.04 Per Share in the Third Quarter

CEO Commentary
Stacy Kymes, president and chief executive officer, stated, "We recognized another solid quarter of earnings driven by our diverse business model, which prudently balances interest revenue with non-interest revenues and allows us to perform well in a multitude of business climates. Non-interest revenues now represent 40% of our total revenues. In addition, we continue to focus on opportunities for growth given the economic vitality of our core geographic footprint as we take advantage of our capital and liquidity strengths. We have increased loans almost 9% over the previous year and our core commercial and industrial loans are up 8% from last year. We’re focused on investing in growth initiatives like our San Antonio expansion, which will drive long-term shareholder value. We have consistently proven that our business diversification coupled with our outstanding team outperforms against strong headwinds."

Third Quarter 2023 Financial Highlights
(Unless indicated otherwise, all comparisons are to the prior quarter)
•Net income was $134.5 million or $2.04 per diluted share for the third quarter of 2023 compared to $151.3 million or $2.27 per diluted share for the second quarter of 2023.
•Net interest revenue totaled $300.9 million, a decrease of $21.4 million compared to the prior quarter. Net interest margin was 2.69 percent compared to 3.00 percent. Growth in low-spread U.S. government agency residential mortgage-backed trading assets drove an 8 basis point decline in net interest margin with deposit repricing activity primarily driving the remaining 23 basis point reduction. For the third quarter of 2023, our core net interest margin excluding trading activities, a non-GAAP measure, was 3.14 percent compared to 3.36 percent in the prior quarter.
•Fees and commissions revenue decreased $2.6 million to $197.9 million. Decreased brokerage and trading revenue and mortgage banking revenue were partially offset by increased other revenue.
•Operating expense increased $5.6 million to $324.3 million. Personnel expense was relatively unchanged, while non-personnel expense increased $5.5 million, primarily due to higher occupancy and equipment costs and other expenses.
•Other gains and losses, net decreased $11.1 million to $1.5 million. The prior quarter included gains on alternative investments, primarily attributable to merchant banking activity.
•Period-end loans grew by $486 million to $23.7 billion at September 30, 2023, mostly driven by growth in commercial loans and commercial real estate loans secured by multifamily properties. Average outstanding loan balances were $23.4 billion, a $525 million increase.
•The provision for credit losses of $7.0 million in the third quarter of 2023 reflects our continued loan growth and changes in our economic forecast. Net charge-offs were $6.5 million or 0.11 percent of average loans on an annualized basis in the third quarter. The resulting combined allowance for credit losses totaled $325 million or 1.37 percent of outstanding loans at September 30, 2023 compared to $323 million or 1.39 percent of outstanding loans at June 30, 2023.
•Period-end deposits increased $358 million to $33.7 billion while average deposits increased $918 million to $33.3 billion. Average interest-bearing deposits increased $1.8 billion while average demand deposits declined by $840 million. The loan to deposit ratio was 70 percent at September 30, 2023, consistent with June 30, 2023.

•The company's tangible common equity ratio, a non-GAAP measure, was 7.74 percent at September 30, 2023 and 7.79 percent at June 30, 2023. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. Adjusted for all unrealized securities portfolio gains and losses, including those in the investment portfolio, the tangible common equity ratio would be 7.35 percent.
•The company's common equity Tier 1 capital ratio was 12.06 percent at September 30, 2023. In addition, the company's Tier 1 capital ratio was 12.07 percent, total capital ratio was 13.16 percent, and leverage ratio was 9.52 percent at September 30, 2023. At June 30, 2023, the company's common equity Tier 1 capital ratio was 12.13 percent, Tier 1 capital ratio was 12.13 percent, total capital ratio was 13.24 percent, and leverage ratio was 9.75 percent.
•The company repurchased 700,500 shares of common stock at an average price paid of $84.17 a share in the third quarter of 2023.

Third Quarter 2023 Segment Highlights
•Commercial Banking contributed $157.9 million to net income in the third quarter of 2023, a decrease of $12.2 million compared to the second quarter of 2023. Combined net interest revenue and fee revenue decreased $7.5 million due to a shift in deposit balances from demand to interest-bearing transaction accounts combined with a decline in customer hedging revenue, primarily related to our energy customers. Net loans charged-off decreased $1.1 million to $4.9 million in the third quarter of 2023. Personnel expense increased $2.8 million, driven primarily by incentive compensation costs and market expansion. Non-personnel expense increased $1.5 million, led by the retirement of certain ATMs as we upgrade our network. The prior quarter included a gain on alternative investments of $8.1 million resulting from merchant banking activities. Average loans increased $486 million or 3 percent to $19.6 billion. Average deposits increased $276 million or 2 percent to $15.1 billion.
•Consumer Banking contributed $58.0 million to net income in the third quarter of 2023, a decrease of $2.3 million compared the prior quarter. Combined net interest revenue and fee revenue decreased $2.4 million, largely due to a decrease in mortgage banking revenue from lower production volumes combined with narrowing margins and spread compression on residential mortgage loans. Operating expense increased $2.2 million. Average loans increased $50 million or 3 percent to $1.8 billion. Average deposits were mostly unchanged from the previous quarter.
•Wealth Management contributed $43.0 million to net income in the third quarter of 2023, a decrease of $14.3 million compared to the second quarter of 2023. Combined net interest and fee revenue decreased $12.4 million, primarily due to declining spreads on loans and deposits. Total revenue from institutional trading activities decreased $4.4 million, largely related to our municipal bond trading activity. Investment banking revenue increased $4.7 million resulting from increased underwriting fees and financial advisory fees. Personnel expense increased $1.4 million due to growth in regular compensation from business expansion. Non-personnel expense increased $3.1 million, primarily due to ongoing technology project costs. Average loans were consistent with the prior quarter at $2.2 billion. Average deposits increased $343 million or 5 percent to $7.9 billion. Assets under management or administration were $99.0 billion, a decrease of $4.6 billion.

Net Interest Revenue
Net interest revenue was $300.9 million for the third quarter of 2023 compared to $322.3 million for the prior quarter. Net interest margin was 2.69 percent compared to 3.00 percent. Growth in low-spread trading assets drove an 8 basis point decline in net interest margin while deposit price competition and liability mix shift are the primary drivers of the the remaining 23 basis point decline. For the third quarter of 2023, our core net interest margin excluding trading activities, a non-GAAP measure, was 3.14 percent compared to 3.36 percent in the prior quarter.
Average earning assets increased $1.3 billion. Average trading securities grew $1.2 billion, spurred by favorable market opportunities for U.S. government agency residential mortgage-backed securities observed primarily throughout the second quarter and extending into the early part of the third quarter. Average loan balances increased $525 million, largely due to growth in commercial and commercial real estate loans. Average fair value option securities, held as an economic hedge of the changes in fair value of our mortgage servicing rights, decreased $204 million. Average available for sale securities decreased $108 million and average interest-bearing cash and cash equivalents decreased $110 million. Average interest-bearing deposits increased $1.8 billion. Average other borrowings increased $1.7 billion while funds purchased and repurchase agreements declined $972 million.
The yield on average earning assets was 5.49 percent, up 20 basis points. The loan portfolio yield increased 22 basis points to 7.25 percent while the yield on the available for sale securities portfolio increased 11 basis points to 3.11 percent. The yield on trading securities grew 26 basis points to 4.76 percent.
Funding costs were 3.81 percent, up 54 basis points. The cost of interest-bearing deposits increased 61 basis points to 3.17 percent. The cost of other borrowings was up 36 basis points to 5.48 percent while the cost of funds purchased and repurchase agreements increased 23 basis points to 4.81 percent. The benefit to net interest margin from assets funded by non-interest liabilities was 101 basis points, an increase of 3 basis points.

Fees and Commissions Revenue
Fees and commissions revenue totaled $197.9 million for the third quarter of 2023, a decrease of $2.6 million compared to the prior quarter.
Brokerage and trading revenue decreased $2.7 million, with a $2.5 million reduction in trading revenue, primarily related to our municipal bond trading activity, which was influenced by the rising interest rate environment and evolving market expectations during the third quarter. Customer hedging revenue decreased $6.8 million following a record high in the second quarter. Investment banking revenue grew $5.7 million, primarily related to underwriting fees and financial advisory fees produced by our Public and Corporate Finance group, which underwrites municipal bonds such as independent school districts.
Mortgage banking revenue decreased $1.8 million, largely due lower mortgage production and qualifying residential mortgage loans guaranteed by U.S. government agencies previously in forbearance that have been resold into GNMA pools following the applicable performance period specified by the programs. Mortgage production volume was down $30.1 million reflecting the rise in mortgage interest rates and continued low inventory in the housing market.
Other revenue increased $1.6 million, largely due to increased margin interest fees and letter of credit fees.

Operating Expense
Total operating expense was $324.3 million for the third quarter of 2023, an increase of $5.6 million compared to the second quarter of 2023.
Personnel expense was $190.8 million, consistent with the prior quarter. A $2.0 million increase in regular compensation due to business expansion was mostly offset by a decrease in employee benefits expense driven by seasonal declines in payroll taxes.
Non-personnel expense was $133.5 million, an increase of $5.5 million. Occupancy and equipment costs grew $2.5 million driven by the retirement of certain ATMs as we upgrade our network. Other expense increased $2.9 million, primarily due to an accrual for certain disputed matters. FDIC insurance expense also increased $1.0 million.

Loans, Deposits and Capital
Loans
Outstanding loans were $23.7 billion at September 30, 2023, growing $486 million over June 30, 2023, largely due to growth in commercial and commercial real estate loans. Unfunded loan commitments decreased $575 million compared to the second quarter of 2023 due primarily to the funding of existing commercial real estate loan commitments.
Outstanding commercial loan balances, which includes healthcare, services, energy and general business loans, increased $185 million over the prior quarter.
Healthcare sector loan balances increased $92 million, totaling $4.1 billion or 17 percent of total loans. Our healthcare sector loans primarily consist of $3.4 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally, we loan to borrowers with a portfolio of multiple facilities, which serves to help diversify risks specific to a single facility.
General business loans increased $131 million to $3.6 billion or 15 percent of total loans. General business loans include $2.2 billion of wholesale/retail loans and $1.4 billion of loans from other commercial industries.
Services sector loan balances decreased $19 million to $3.6 billion or 15 percent of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, foundations and not-for-profit organizations, educational services and specialty trade contractors.
Energy loan balances decreased $18 million to $3.5 billion or 15 percent of total loans. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 69 percent of committed production loans are secured by properties primarily producing oil. The remaining 31 percent is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $4.1 billion at September 30, 2023, a $219 million decrease compared June 30, 2023.

Commercial real estate loan balances grew $270 million and represent 22 percent of total loans. Loans secured by multifamily properties increased $232 million to $1.7 billion. Loans secured by industrial facilities increased $83 million to $1.4 billion. This growth was partially offset by a $24 million decrease in loans secured by office facilities. Unfunded commercial real estate loan commitments were $2.0 billion at September 30, 2023, a decrease of $411 million compared to June 30, 2023. We take a disciplined approach to managing our concentration of commercial real estate loan commitments as a percentage of Tier 1 Capital. While loan commitments are presently near the upper internal concentration limit, we expect continued modest growth in our commercial real estate balances as loans fund, primarily in the multifamily and industrial loan portfolios.
Loans to individuals increased $31 million and represent 16 percent of total loans. Residential mortgage loans increased $72 million while personal loans decreased $42 million.
Liquidity and Capital
Our funding sources, which primarily include deposits and borrowings from the Federal Home Loan Banks, provide adequate liquidity to meet our needs. The loan to deposit ratio was 70 percent at September 30, 2023, consistent with the prior quarter, providing significant on-balance sheet liquidity to meet future loan demand and contractual obligations.
Period-end deposits totaled $33.7 billion at September 30, 2023, a $358 million increase. Interest-bearing transaction account balances increased $989 million while time deposits increased $221 million. Demand deposits decreased $808 million. We do not rely on brokered certificates of deposit as a significant source of funding. Time deposits included $688 million of brokered certificates of deposit, a $72 million decrease compared to June 30, 2023.
Average deposits were $33.3 billion at September 30, 2023, a $918 million increase. Average interest-bearing transaction account balances increased $1.0 billion and average time deposits increased $764 million. Average demand deposit account balances decreased $840 million. Average Commercial Banking deposits increased $276 million to $15.1 billion or 45 percent of total deposits. Our commercial deposit portfolio is highly diversified across industries and customers. The highest concentration by industry within our commercial deposit portfolio is with our energy customers representing 6 percent of our total deposits. Wealth Management deposits increased $343 million to $7.9 billion or 24 percent of total deposits. Consumer Banking deposits decreased $50 million to $7.9 billion or 24 percent of total deposits.
The company's common equity Tier 1 capital ratio was 12.06 percent at September 30, 2023. In addition, the company's Tier 1 capital ratio was 12.07 percent, total capital ratio was 13.16 percent, and leverage ratio was 9.52 percent at September 30, 2023. At the beginning of 2020, we elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period. This election added 6 basis points to the company's common equity tier 1 capital ratio at September 30, 2023. At June 30, 2023, the company's common equity Tier 1 capital ratio was 12.13 percent, Tier 1 capital ratio was 12.13 percent, total capital ratio was 13.24 percent, and leverage ratio was 9.75 percent.

The company's tangible common equity ratio, a non-GAAP measure, was 7.74 percent at September 30, 2023 and 7.79 percent at June 30, 2023. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. Adjusted for all unrealized securities portfolio gains and losses, including those in the investment portfolio, the tangible common equity ratio would be 7.35 percent. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.
The company repurchased 700,500 shares of common stock at an average price paid of $84.17 a share in the third quarter of 2023. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
Nonperforming assets totaled $123 million or 0.52 percent of outstanding loans and repossessed assets at September 30, 2023, compared to $136 million or 0.59 percent at June 30, 2023. Excluding loans guaranteed by U.S. government agencies, nonperforming assets totaled $113 million or 0.48 percent of outstanding loans and repossessed assets at September 30, 2023, compared to $125 million or 0.54 percent at June 30, 2023.
Nonaccruing loans decreased $13 million compared to June 30, 2023. New nonaccruing loans identified in the third quarter totaled $11 million, offset by $12 million in payments received and $11 million of charge-offs. Nonaccruing commercial real estate loans decreased $10 million and nonaccruing general business loans decreased $5.5 million, partially offset by a $5.1 million increase in nonaccruing healthcare loans.
Net charge-offs were $6.5 million or 0.11 percent of average loans on an annualized basis in the third quarter. Charge-offs for the third quarter were primarily composed of a $4.6 million general business loan, a $2.2 million commercial real estate loan and a $1.5 million services loan.
The provision for credit losses of $7.0 million in the third quarter of 2023 reflects continued loan growth and changes in our economic forecast. The provision for credit losses was $17.0 million in the second quarter of 2023.
At September 30, 2023, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $325 million or 1.37 percent of outstanding loans and 298 percent of nonaccruing loans.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $11.9 billion at September 30, 2023, largely unchanged compared to June 30, 2023. At September 30, 2023, the available for sale securities portfolio consisted primarily of $6.2 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $4.5 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At September 30, 2023, the available for sale securities portfolio had a net unrealized loss of $1.0 billion compared to $899 million at June 30, 2023.
We hold an inventory of trading securities in support of sales to a variety of customers. At September 30, 2023, the trading securities portfolio totaled $4.7 billion compared to $5.4 billion at June 30, 2023.

The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities decreased $192 million to $20 million at September 30, 2023.
Derivative contracts are carried at fair value. At September 30, 2023, the net fair values of derivative contracts, before consideration of cash margin, reported as assets under our customer derivative programs totaled $594 million compared to $538 million at June 30, 2023. The aggregate net fair value of derivative contracts, before consideration of cash margin, held under these programs reported as liabilities totaled $582 million at September 30, 2023 and $526 million at June 30, 2023.
The net cost of the changes in the fair value of mortgage servicing rights and related economic hedges was $1.3 million during the third quarter of 2023, including a $9.2 million decrease in the fair value of securities and derivative contracts held as an economic hedge, an $8.0 million increase in the fair value of mortgage servicing rights and $112 thousand of related net interest expense.

Conference Call and Webcast
The company will hold a conference call at 9 a.m. Central time on Wednesday, October 25, 2023 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-201-689-8471. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-844-512-2921 and referencing conference ID # 13741617.

About BOK Financial Corporation
BOK Financial Corporation is a $49 billion regional financial services company headquartered in Tulsa, Oklahoma with $99 billion in assets under management or administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA's holdings include TransFund, Cavanal Hill Investment Management, Inc. and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Wisconsin, Connecticut and Tennessee. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of September 30, 2023 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                                                Exhibit 99.1(b)
BALANCE SHEETS – UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Sep. 30, 2023	June 30, 2023
ASSETS
Cash and due from banks	$854,161	$875,714
Interest-bearing cash and cash equivalents	520,774	571,616
Trading securities	4,748,101	5,442,364
Investment securities, net of allowance	2,298,418	2,374,071
Available for sale securities	11,906,647	11,938,523
Fair value option securities	20,215	212,321
Restricted equity securities	435,112	330,086
Residential mortgage loans held for sale	72,489	94,820
Loans:
Commercial	14,719,839	14,534,516
Commercial real estate	5,241,300	4,970,801
Loans to individuals	3,762,879	3,732,342
Total loans	23,724,018	23,237,659
Allowance for loan losses	(272,114)	(262,714)
Loans, net of allowance	23,451,904	22,974,945
Premises and equipment, net	616,439	617,918
Receivables	255,164	263,915
Goodwill	1,044,749	1,044,749
Intangible assets, net	65,804	69,246
Mortgage servicing rights	311,382	304,722
Real estate and other repossessed assets, net	3,753	4,227
Derivative contracts, net	546,109	353,037
Cash surrender value of bank-owned life insurance	406,623	411,084
Receivable on unsettled securities sales	28,707	133,909
Other assets	1,344,846	1,220,653
TOTAL ASSETS	$48,931,397	$49,237,920

LIABILITIES AND EQUITY
Deposits:
Demand	$9,974,223	$10,782,548
Interest-bearing transaction	19,897,179	18,907,981
Savings	853,933	897,937
Time	2,927,217	2,706,377
Total deposits	33,652,552	33,294,843
Funds purchased and repurchase agreements	2,722,998	5,446,864
Other borrowings	6,201,644	3,777,056
Subordinated debentures	131,152	131,154
Accrued interest, taxes and expense	244,105	228,797
Due on unsettled securities purchases	235,473	400,430
Derivative contracts, net	403,947	550,653
Other liabilities	522,318	540,726
TOTAL LIABILITIES	44,114,189	44,370,523
Shareholders' equity:
Capital, surplus and retained earnings	5,743,004	5,700,526
Accumulated other comprehensive loss	(928,985)	(836,672)
TOTAL SHAREHOLDERS' EQUITY	4,814,019	4,863,854
Non-controlling interests	3,189	3,543
TOTAL EQUITY	4,817,208	4,867,397
TOTAL LIABILITIES AND EQUITY	$48,931,397	$49,237,920

AVERAGE BALANCE SHEETS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Three Months Ended
	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022
ASSETS
Interest-bearing cash and cash equivalents	$598,734	$708,475	$616,596	$568,307	$748,263
Trading securities	5,444,587	4,274,803	3,031,969	3,086,985	3,178,068
Investment securities, net of allowance	2,331,595	2,408,122	2,473,796	2,535,305	2,593,989
Available for sale securities	11,925,800	12,033,597	11,738,693	10,953,851	10,306,257
Fair value option securities	41,741	245,469	300,372	92,012	36,846
Restricted equity securities	445,532	351,944	316,724	216,673	173,656
Residential mortgage loans held for sale	77,208	72,959	65,769	98,613	132,685
Loans:
Commercial	14,527,676	14,316,474	14,046,237	13,846,339	13,508,325
Commercial real estate	5,172,876	4,896,230	4,757,362	4,488,091	4,434,650
Loans to individuals	3,713,756	3,676,350	3,672,648	3,641,574	3,656,257
Total loans	23,414,308	22,889,054	22,476,247	21,976,004	21,599,232
Allowance for loan losses	(267,205)	(252,890)	(238,909)	(242,450)	(241,136)
Loans, net of allowance	23,147,103	22,636,164	22,237,338	21,733,554	21,358,096
Total earning assets	44,012,300	42,731,533	40,781,257	39,285,300	38,527,860
Cash and due from banks	799,291	875,280	857,771	865,796	821,801
Derivative contracts, net	412,707	410,793	546,018	1,239,717	2,019,905
Cash surrender value of bank-owned life insurance	408,295	409,313	408,124	406,826	410,667
Receivable on unsettled securities sales	268,344	163,903	177,312	194,996	219,113
Other assets	3,418,615	3,317,285	3,211,986	3,216,983	3,119,856
TOTAL ASSETS	$49,319,552	$47,908,107	$45,982,468	$45,209,618	$45,119,202

LIABILITIES AND EQUITY
Deposits:
Demand	$10,157,821	$10,998,201	$12,406,408	$14,176,189	$15,105,305
Interest-bearing transaction	19,415,599	18,368,592	18,639,900	18,898,315	19,556,806
Savings	874,530	926,882	958,443	969,275	978,596
Time	2,839,947	2,076,037	1,477,720	1,417,606	1,409,069
Total deposits	33,287,897	32,369,712	33,482,471	35,461,385	37,049,776
Funds purchased and repurchase agreements	2,699,027	3,670,994	1,759,237	1,046,447	800,759
Other borrowings	6,968,309	5,275,291	4,512,280	2,523,195	1,528,887
Subordinated debentures	131,151	131,153	131,166	131,180	131,199
Derivative contracts, net	429,989	576,558	428,023	445,105	105,221
Due on unsettled securities purchases	435,927	436,353	316,738	575,957	331,428
Other liabilities	461,686	503,134	511,530	408,029	396,510
TOTAL LIABILITIES	44,413,986	42,963,195	41,141,445	40,591,298	40,343,780
Total equity	4,905,566	4,944,912	4,841,023	4,618,320	4,775,422
TOTAL LIABILITIES AND EQUITY	$49,319,552	$47,908,107	$45,982,468	$45,209,618	$45,119,202

STATEMENTS OF EARNINGS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Interest revenue	$617,044	$363,150	$1,704,140	$940,496
Interest expense	316,148	46,825	728,635	81,742
Net interest revenue	300,896	316,325	975,505	858,754
Provision for credit losses	7,000	15,000	40,000	15,000
Net interest revenue after provision for credit losses	293,896	301,325	935,505	843,754
Other operating revenue:
Brokerage and trading revenue	62,312	61,006	179,714	77,970
Transaction card revenue	26,387	25,974	78,011	77,130
Fiduciary and asset management revenue	52,256	50,190	155,910	146,427
Deposit service charges and fees	27,676	28,703	80,744	84,207
Mortgage banking revenue	13,356	11,282	42,864	39,300
Other revenue	15,865	15,479	47,085	38,608
Total fees and commissions	197,852	192,634	584,328	463,642
Other gains (losses), net	1,474	979	16,343	(8,304)
Loss on derivatives, net	(9,010)	(17,009)	(18,513)	(77,559)
Loss on fair value option securities, net	(203)	(4,368)	(5,323)	(17,790)
Change in fair value of mortgage servicing rights	8,039	16,570	11,241	83,165
Gain (loss) on available for sale securities, net	—	892	(3,010)	3,017
Total other operating revenue	198,152	189,698	585,066	446,171
Other operating expense:
Personnel	190,791	170,348	563,588	484,499
Business promotion	6,958	6,127	23,167	18,965
Charitable contributions to BOKF Foundation	23	—	1,165	—
Professional fees and services	13,224	14,089	39,049	37,977
Net occupancy and equipment	32,583	29,296	91,147	87,640
Insurance	7,996	4,306	22,285	13,317
Data processing and communications	45,672	41,743	135,781	122,859
Printing, postage and supplies	3,760	4,349	11,381	11,967
Amortization of intangible assets	3,474	3,943	10,339	11,956
Mortgage banking costs	8,357	9,504	22,439	26,818
Other expense	11,475	11,046	28,457	30,026
Total other operating expense	324,313	294,751	948,798	846,024

Net income before taxes	167,735	196,272	571,773	443,901
Federal and state income taxes	33,256	39,681	123,162	92,000

Net income	134,479	156,591	448,611	351,901
Net income (loss) attributable to non-controlling interests	(16)	81	440	57
Net income attributable to BOK Financial Corporation shareholders	$134,495	$156,510	$448,171	$351,844

Average shares outstanding:
Basic	65,548,307	67,003,199	65,955,294	67,409,789
Diluted	65,548,307	67,004,623	65,955,294	67,411,222

Net income per share:
Basic	$2.04	$2.32	$6.74	$5.18
Diluted	$2.04	$2.32	$6.74	$5.18

QUARTERLY EARNINGS TREND – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and per share data)

	Three Months Ended
	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022

Interest revenue	$617,044	$570,367	$516,729	$451,606	$363,150
Interest expense	316,148	248,106	164,381	98,980	46,825
Net interest revenue	300,896	322,261	352,348	352,626	316,325
Provision for credit losses	7,000	17,000	16,000	15,000	15,000
Net interest revenue after provision for credit losses	293,896	305,261	336,348	337,626	301,325
Other operating revenue:
Brokerage and trading revenue	62,312	65,006	52,396	63,008	61,006
Transaction card revenue	26,387	26,003	25,621	27,136	25,974
Fiduciary and asset management revenue	52,256	52,997	50,657	49,899	50,190
Deposit service charges and fees	27,676	27,100	25,968	26,429	28,703
Mortgage banking revenue	13,356	15,141	14,367	10,065	11,282
Other revenue	15,865	14,250	16,970	17,034	15,479
Total fees and commissions	197,852	200,497	185,979	193,571	192,634
Other gains (losses), net	1,474	12,618	2,251	8,427	979
Gain (loss) on derivatives, net	(9,010)	(8,159)	(1,344)	4,548	(17,009)
Loss on fair value option securities, net	(203)	(2,158)	(2,962)	(2,568)	(4,368)
Change in fair value of mortgage servicing rights	8,039	9,261	(6,059)	(2,904)	16,570
Gain (loss) on available for sale securities, net	—	(3,010)	—	(3,988)	892
Total other operating revenue	198,152	209,049	177,865	197,086	189,698
Other operating expense:
Personnel	190,791	190,652	182,145	186,419	170,348
Business promotion	6,958	7,640	8,569	7,470	6,127
Charitable contributions to BOKF Foundation	23	1,142	—	2,500	—
Professional fees and services	13,224	12,777	13,048	18,365	14,089
Net occupancy and equipment	32,583	30,105	28,459	29,227	29,296
Insurance	7,996	6,974	7,315	4,677	4,306
Data processing and communications	45,672	45,307	44,802	43,048	41,743
Printing, postage and supplies	3,760	3,728	3,893	3,890	4,349
Amortization of intangible assets	3,474	3,474	3,391	3,736	3,943
Mortgage banking costs	8,357	8,300	5,782	9,016	9,504
Other expense	11,475	8,574	8,408	10,108	11,046
Total other operating expense	324,313	318,673	305,812	318,456	294,751
Net income before taxes	167,735	195,637	208,401	216,256	196,272
Federal and state income taxes	33,256	44,001	45,905	47,864	39,681
Net income	134,479	151,636	162,496	168,392	156,591
Net income (loss) attributable to non-controlling interests	(16)	328	128	(37)	81
Net income attributable to BOK Financial Corporation shareholders	$134,495	$151,308	$162,368	$168,429	$156,510

Average shares outstanding:
Basic	65,548,307	65,994,132	66,331,775	66,627,955	67,003,199
Diluted	65,548,307	65,994,132	66,331,775	66,627,955	67,004,623
Net income per share:
Basic	$2.04	$2.27	$2.43	$2.51	$2.32
Diluted	$2.04	$2.27	$2.43	$2.51	$2.32

FINANCIAL HIGHLIGHTS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022
Capital:
Period-end shareholders' equity	$4,814,019	$4,863,854	$4,874,786	$4,682,649	$4,509,934
Risk weighted assets	$38,791,023	$38,218,164	$37,192,197	$38,142,231	$36,866,994
Risk-based capital ratios:
Common equity tier 1	12.06%	12.13%	12.19%	11.69%	11.80%
Tier 1	12.07%	12.13%	12.20%	11.71%	11.82%
Total capital	13.16%	13.24%	13.21%	12.67%	12.81%
Leverage ratio	9.52%	9.75%	9.94%	9.91%	9.76%
Tangible common equity ratio[1]	7.74%	7.79%	8.46%	7.63%	7.96%
Adjusted tangible common equity ratio[1]	7.35%	7.49%	8.22%	7.36%	7.66%

Common stock:
Book value per share	$73.31	$73.28	$73.19	$69.93	$67.06
Tangible book value per share	$56.40	$56.50	$56.42	$53.19	$50.34
Market value per share:
High	$92.41	$90.91	$106.47	$110.28	$95.51
Low	$77.61	$74.40	$80.00	$88.46	$69.82
Cash dividends paid	$35,655	$35,879	$36,006	$36,188	$35,661
Dividend payout ratio	26.51%	23.71%	22.18%	21.49%	22.79%
Shares outstanding, net	65,664,840	66,369,208	66,600,833	66,958,634	67,254,383
Stock buy-back program:
Shares repurchased	700,500	266,000	447,071	314,406	548,034
Amount	$58,961	$22,366	$44,100	$32,429	$49,980
Average price paid per share[2]	$84.17	$84.08	$98.64	$103.14	$91.20

Performance ratios (quarter annualized):
Return on average assets	1.08%	1.27%	1.43%	1.48%	1.38%
Return on average equity	10.88%	12.28%	13.61%	14.48%	13.01%
Return on average tangible common equity[1]	14.08%	15.86%	17.71%	19.14%	17.04%
Net interest margin	2.69%	3.00%	3.45%	3.54%	3.24%
Efficiency ratio[1,3]	64.01%	58.75%	56.79%	56.61%	57.33%

Other data:
Tax equivalent interest	$2,214	$2,200	$2,285	$2,287	$2,163
Net unrealized loss on available for sale securities	$(1,034,520)	$(898,906)	$(741,508)	$(865,553)	$(935,788)

	Three Months Ended
	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022
Mortgage banking:
Mortgage production revenue	$(1,887)	$(284)	$(633)	$(3,983)	$(2,406)

Mortgage loans funded for sale	$173,727	$214,785	$138,624	$141,090	$260,210
Add: current period-end outstanding commitments	49,284	55,031	71,693	45,492	75,779
Less: prior period end outstanding commitments	55,031	71,693	45,492	75,779	106,004
Total mortgage production volume	$167,980	$198,123	$164,825	$110,803	$229,985

Mortgage loan refinances to mortgage loans funded for sale	9%	8%	9%	10%	10%
Realized margin on funded mortgage loans	(0.94)%	(0.14)%	(1.25)%	(1.10)%	(0.41)%
Production revenue as a percentage of production volume	(1.12)%	(0.14)%	(0.38)%	(3.59)%	(1.05)%

Mortgage servicing revenue	$15,243	$15,425	$15,000	$14,048	$13,688
Average outstanding principal balance of mortgage loans serviced for others	20,719,116	20,807,044	21,121,319	18,923,078	19,070,221
Average mortgage servicing revenue rates	0.29%	0.30%	0.29%	0.29%	0.28%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$(8,980)	$(8,099)	$(1,711)	$4,373	$(17,027)
Loss on fair value option securities, net	(203)	(2,158)	(2,962)	(2,568)	(4,368)
Gain (loss) on economic hedge of mortgage servicing rights	(9,183)	(10,257)	(4,673)	1,805	(21,395)
Gain (loss) on changes in fair value of mortgage servicing rights	8,039	9,261	(6,059)	(2,904)	16,570
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	(1,144)	(996)	(10,732)	(1,099)	(4,825)
Net interest revenue (expense) on fair value option securities[4]	(112)	(232)	187	(118)	29
Total economic benefit (cost) of changes in the fair value of mortgage servicing rights, net of economic hedges	$(1,256)	$(1,228)	$(10,545)	$(1,217)	$(4,796)
1    See Reconciliation of Non-GAAP Measures following.
2    Excludes 1 percent excise tax on corporate stock repurchases.
3 Prior period ratios have been adjusted to be consistent with the current period presentation.
4     Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022
Reconciliation of tangible common equity ratio and adjusted tangible common equity ratio:
Total shareholders' equity	$4,814,019	$4,863,854	$4,874,786	$4,682,649	$4,509,934
Less: Goodwill and intangible assets, net	1,110,553	1,113,995	1,117,438	1,120,880	1,124,582
Tangible common equity	3,703,466	3,749,859	3,757,348	3,561,769	3,385,352
Add: Unrealized gain (loss) on investment securities, net	(246,395)	(189,152)	(140,947)	(167,477)	(165,206)
Add: Tax effect on unrealized gain (loss) on investment securities, net	57,949	44,486	33,149	39,196	38,665
Adjusted tangible common equity	$3,515,020	$3,605,193	$3,649,550	$3,433,488	$3,258,811

Total assets	$48,931,397	$49,237,920	$45,524,122	$47,790,642	$43,645,446
Less: Goodwill and intangible assets, net	1,110,553	1,113,995	1,117,438	1,120,880	1,124,582
Tangible assets	$47,820,844	$48,123,925	$44,406,684	$46,669,762	$42,520,864

Tangible common equity ratio	7.74%	7.79%	8.46%	7.63%	7.96%

Adjusted tangible common equity ratio	7.35%	7.49%	8.22%	7.36%	7.66%

Reconciliation of return on average tangible common equity:
Total average shareholders' equity	$4,902,119	$4,941,352	$4,837,567	$4,613,929	$4,771,123
Less: Average goodwill and intangible assets, net	1,112,217	1,115,652	1,119,123	1,122,680	1,126,440
Average tangible common equity	$3,789,902	$3,825,700	$3,718,444	$3,491,249	$3,644,683

Net Income	134,495	151,308	162,368	168,429	156,510

Return on average tangible common equity	14.08%	15.86%	17.71%	19.14%	17.04%

Reconciliation of pre-provision net revenue:
Net income before taxes	$167,735	$195,637	$208,401	$216,256	$196,272
Provision for expected credit losses	7,000	17,000	16,000	15,000	15,000
Net income (loss) attributable to non-controlling interests	(16)	328	128	(37)	81
Pre-provision net revenue	$174,751	$212,309	$224,273	$231,293	$211,191

Calculation of efficiency ratio:
Total other operating expense	$324,313	$318,673	$305,812	$318,456	$294,751
Less: Amortization of intangible assets	3,474	3,474	3,391	3,736	3,943
Adjusted total other operating expense	$320,839	$315,199	$302,421	$314,720	$290,808

Net interest revenue	$300,896	$322,261	$352,348	$352,626	$316,325
Tax-equivalent adjustment	2,214	2,200	2,285	2,287	2,163
Tax-equivalent net interest revenue	303,110	324,461	354,633	354,913	318,488
Total other operating revenue	198,152	209,049	177,865	197,086	189,698
Less: Gain (loss) on available for sale securities, net	—	(3,010)	—	(3,988)	892
Adjusted revenue	$501,262	$536,520	$532,498	$555,987	$507,294

Efficiency ratio	64.01%	58.75%	56.79%	56.61%	57.33%

	Three Months Ended
	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022
Information on net interest revenue and net interest margin excluding trading activities:
Net interest revenue	$300,896	$322,261	$352,348	$352,626	$316,325
Less: Trading activities net interest revenue	(7,343)	(3,461)	70	(860)	4,478
Net interest revenue excluding trading activities	308,239	325,722	352,278	353,486	311,847
Tax-equivalent adjustment	2,214	2,200	2,285	2,287	2,163
Tax-equivalent net interest revenue excluding trading activities	$310,453	$327,922	$354,563	$355,773	$314,010

Average total earning assets	$44,012,300	$42,731,533	$40,781,257	$39,285,300	$38,527,860
Less: Average trading activities interest-earning assets	5,444,587	4,274,803	3,031,969	3,086,985	3,178,068
Average interest-earning assets excluding trading activities	$38,567,713	$38,456,730	$37,749,288	$36,198,315	$35,349,792

Net interest margin on average interest-earning assets	2.69%	3.00%	3.45%	3.54%	3.24%
Net interest margin on average trading activities interest-earning assets	(0.49)%	(0.34)%	—%	(0.12)%	0.53%
Net interest margin on average interest-earning assets excluding trading activities	3.14%	3.36%	3.72%	3.84%	3.49%

Explanation of Non-GAAP Measures

The tangible common equity ratio and return on average tangible common equity are primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities, less intangible assets and equity that does not benefit common shareholders. The adjusted tangible common equity ratio also includes unrealized gains and losses on the investment portfolio. These measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from shareholders' equity and retain the effect of unrealized losses on securities and other components of accumulated other comprehensive income in shareholders' equity.

Pre-provision net revenue is a measure of revenue less expenses, and is calculated before provision for credit losses and income tax expense. This financial measure is frequently used by investors and analysts and enables them to assess a company's ability to generate earnings to cover credit losses through a credit cycle. It also provides an additional basis for comparing the results of operations between periods by isolating the impact of the provision for credit losses, which can vary significantly between periods.

The efficiency ratio measures the Company's ability to use its assets and manage its liabilities effectively in the current period. Prior to the second quarter of 2023, the efficiency ratio did not exclude amortization of intangible assets and only included tax-equivalent net interest revenue and fees and commissions as part of total revenue. All prior periods were adjusted to conform with the current methodology.

Net interest revenue and net interest margin excluding trading activities removes the effect of trading activities on these metrics allowing management and investors to assess the performance of the Company's core lending and deposit activities without the associated volatility from trading activities.

LOANS TREND – UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022
Commercial:
Healthcare	$4,083,134	$3,991,387	$3,899,341	$3,845,017	$3,826,623
Services	3,566,361	3,585,169	3,563,702	3,431,521	3,280,925
Energy	3,490,602	3,508,752	3,398,057	3,424,790	3,371,588
General business	3,579,742	3,449,208	3,356,249	3,511,171	3,148,783
Total commercial	14,719,839	14,534,516	14,217,349	14,212,499	13,627,919

Commercial real estate:
Multifamily	1,734,688	1,502,971	1,363,881	1,212,883	1,126,700
Industrial	1,432,629	1,349,709	1,309,435	1,221,501	1,103,905
Office	981,876	1,005,660	1,045,700	1,053,331	1,086,615
Retail	608,073	617,886	618,264	620,518	635,021
Residential construction and land development	100,465	106,370	102,828	95,684	91,690
Other commercial real estate	383,569	388,205	375,208	402,860	429,980
Total commercial real estate	5,241,300	4,970,801	4,815,316	4,606,777	4,473,911

Loans to individuals:
Residential mortgage	2,090,992	1,993,690	1,926,027	1,890,784	1,851,836
Residential mortgages guaranteed by U.S. government agencies	161,092	186,170	224,753	245,940	262,466
Personal	1,510,795	1,552,482	1,566,608	1,601,150	1,574,325
Total loans to individuals	3,762,879	3,732,342	3,717,388	3,737,874	3,688,627

Total	$23,724,018	$23,237,659	$22,750,053	$22,557,150	$21,790,457

LOANS MANAGED BY PRINCIPAL MARKET AREA – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022

Texas:
Commercial	$7,249,963	$7,223,820	$7,103,166	$6,878,618	$6,644,890
Commercial real estate	1,873,477	1,748,796	1,675,831	1,555,508	1,448,590
Loans to individuals	961,299	974,911	992,343	982,700	970,459
Total Texas	10,084,739	9,947,527	9,771,340	9,416,826	9,063,939

Oklahoma:
Commercial	3,384,627	3,251,547	3,178,934	3,382,577	3,108,608
Commercial real estate	601,087	573,559	574,708	582,109	608,856
Loans to individuals	2,100,974	2,079,311	2,049,472	2,077,124	2,054,362
Total Oklahoma	6,086,688	5,904,417	5,803,114	6,041,810	5,771,826

Colorado:
Commercial	2,219,460	2,179,473	2,148,066	2,149,199	2,117,181
Commercial real estate	710,552	683,973	646,537	613,912	565,057
Loans to individuals	227,569	223,200	231,368	241,902	237,981
Total Colorado	3,157,581	3,086,646	3,025,971	3,005,013	2,920,219

Arizona:
Commercial	1,173,491	1,177,778	1,115,973	1,124,289	1,103,000
Commercial real estate	1,014,151	926,750	881,465	860,947	850,319
Loans to individuals	260,282	242,102	240,556	229,872	225,981
Total Arizona	2,447,924	2,346,630	2,237,994	2,215,108	2,179,300

Kansas/Missouri:
Commercial	307,725	309,148	318,782	310,715	307,456
Commercial real estate	547,708	516,299	489,951	479,968	466,955
Loans to individuals	132,137	138,960	129,580	131,307	125,039
Total Kansas/Missouri	987,570	964,407	938,313	921,990	899,450

New Mexico:
Commercial	297,714	287,443	280,945	263,349	258,754
Commercial real estate	405,989	425,472	449,715	417,008	426,367
Loans to individuals	69,418	64,803	65,770	67,163	68,095
Total New Mexico	773,121	777,718	796,430	747,520	753,216

Arkansas:
Commercial	86,859	105,307	71,483	103,752	88,030
Commercial real estate	88,336	95,952	97,109	97,325	107,767
Loans to individuals	11,200	9,055	8,299	7,806	6,710
Total Arkansas	186,395	210,314	176,891	208,883	202,507

TOTAL BOK FINANCIAL	$23,724,018	$23,237,659	$22,750,053	$22,557,150	$21,790,457
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022
Oklahoma:
Demand	$4,019,019	$4,273,136	$4,369,944	$4,585,963	$5,143,405
Interest-bearing:
Transaction	9,970,955	9,979,534	9,468,100	9,475,528	9,619,419
Savings	508,619	531,536	564,829	555,407	558,256
Time	2,019,749	1,945,916	942,787	794,002	776,306
Total interest-bearing	12,499,323	12,456,986	10,975,716	10,824,937	10,953,981
Total Oklahoma	16,518,342	16,730,122	15,345,660	15,410,900	16,097,386

Texas:
Demand	2,599,998	2,876,568	3,154,789	3,873,759	4,609,255
Interest-bearing:
Transaction	5,046,288	4,532,093	4,366,932	4,878,482	4,781,920
Savings	154,863	162,704	175,012	178,356	179,049
Time	436,218	377,424	321,774	356,538	343,015
Total interest-bearing	5,637,369	5,072,221	4,863,718	5,413,376	5,303,984
Total Texas	8,237,367	7,948,789	8,018,507	9,287,135	9,913,239

Colorado:
Demand	1,598,622	1,726,130	1,869,194	2,462,891	2,510,179
Interest-bearing:
Transaction	1,888,026	1,825,295	2,126,435	2,123,218	2,221,796
Savings	63,129	66,968	72,548	77,961	80,542
Time	185,030	148,840	128,583	135,043	151,064
Total interest-bearing	2,136,185	2,041,103	2,327,566	2,336,222	2,453,402
Total Colorado	3,734,807	3,767,233	4,196,760	4,799,113	4,963,581

New Mexico:
Demand	853,571	912,218	997,364	1,141,958	1,296,410
Interest-bearing:
Transaction	1,049,903	712,541	674,328	691,915	717,492
Savings	97,753	102,729	111,771	112,430	113,056
Time	217,535	179,548	137,875	133,625	142,856
Total interest-bearing	1,365,191	994,818	923,974	937,970	973,404
Total New Mexico	2,218,762	1,907,036	1,921,338	2,079,928	2,269,814

Arizona:
Demand	522,142	592,144	780,051	844,327	903,296
Interest-bearing:
Transaction	903,535	800,970	687,527	739,628	788,142
Savings	12,340	14,489	16,993	16,496	18,258
Time	36,689	31,248	27,755	24,846	26,704
Total interest-bearing	952,564	846,707	732,275	780,970	833,104
Total Arizona	1,474,706	1,438,851	1,512,326	1,625,297	1,736,400

	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022
Kansas/Missouri:
Demand	351,236	363,534	393,321	436,259	479,459
Interest-bearing:
Transaction	981,091	1,014,247	1,040,009	694,163	747,981
Savings	14,331	16,316	18,292	20,678	19,375
Time	22,437	16,176	13,061	12,963	13,258
Total interest-bearing	1,017,859	1,046,739	1,071,362	727,804	780,614
Total Kansas/Missouri	1,369,095	1,410,273	1,464,683	1,164,063	1,260,073

Arkansas:
Demand	29,635	38,818	42,312	50,180	43,111
Interest-bearing:
Transaction	57,381	43,301	71,158	56,181	123,273
Savings	2,898	3,195	3,228	3,083	3,098
Time	9,559	7,225	4,775	4,825	5,940
Total interest-bearing	69,838	53,721	79,161	64,089	132,311
Total Arkansas	99,473	92,539	121,473	114,269	175,422

TOTAL BOK FINANCIAL	$33,652,552	$33,294,843	$32,580,747	$34,480,705	$36,415,915

NET INTEREST MARGIN TREND – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	5.43%	5.41%	4.28%	4.06%	1.87%
Trading securities	4.76%	4.50%	4.52%	3.70%	2.72%
Investment securities, net of allowance	1.43%	1.44%	1.46%	1.46%	1.42%
Available for sale securities	3.11%	3.00%	2.87%	2.54%	2.21%
Fair value option securities	4.61%	5.07%	5.17%	4.40%	2.98%
Restricted equity securities	7.88%	7.31%	7.34%	5.70%	6.23%
Residential mortgage loans held for sale	6.27%	5.85%	5.79%	5.56%	5.05%
Loans	7.25%	7.03%	6.67%	5.99%	4.89%
Allowance for loan losses
Loans, net of allowance	7.33%	7.10%	6.74%	6.06%	4.94%
Total tax-equivalent yield on earning assets	5.49%	5.29%	5.06%	4.53%	3.71%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	3.18%	2.60%	1.91%	1.28%	0.63%
Savings	0.47%	0.21%	0.10%	0.08%	0.05%
Time	3.96%	3.27%	1.95%	1.25%	0.93%
Total interest-bearing deposits	3.17%	2.56%	1.83%	1.22%	0.63%
Funds purchased and repurchase agreements	4.81%	4.58%	3.33%	2.05%	0.72%
Other borrowings	5.48%	5.12%	4.73%	4.08%	2.33%
Subordinated debt	7.02%	6.79%	6.40%	6.16%	5.07%
Total cost of interest-bearing liabilities	3.81%	3.27%	2.43%	1.57%	0.76%
Tax-equivalent net interest revenue spread	1.68%	2.02%	2.63%	2.96%	2.95%
Effect of noninterest-bearing funding sources and other	1.01%	0.98%	0.82%	0.58%	0.29%
Tax-equivalent net interest margin	2.69%	3.00%	3.45%	3.54%	3.24%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended
	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022
Nonperforming assets:
Nonaccruing loans:
Commercial:
Healthcare	$41,836	$36,753	$37,247	$41,034	$41,438
Energy	19,559	20,037	127	1,399	4,164
Services	2,820	4,541	8,097	16,228	27,315
General business	6,483	11,946	8,961	1,636	2,753
Total commercial	70,698	73,277	54,432	60,297	75,670

Commercial real estate	7,418	17,395	21,668	16,570	7,971

Loans to individuals:
Permanent mortgage	30,954	29,973	29,693	29,791	30,066
Permanent mortgage guaranteed by U.S. government agencies	10,436	11,473	14,302	15,005	16,957
Personal	79	133	200	134	136
Total loans to individuals	41,469	41,579	44,195	44,930	47,159

Total nonaccruing loans	$119,585	$132,251	$120,295	$121,797	$130,800
Accruing renegotiated loans guaranteed by U.S. government agencies[1]	—	—	—	163,535	176,022
Real estate and other repossessed assets	3,753	4,227	12,651	14,304	29,676
Total nonperforming assets	$123,338	$136,478	$132,946	$299,636	$336,498
Total nonperforming assets excluding those guaranteed by U.S. government agencies	$112,902	$125,005	$118,644	$121,096	$143,519

Accruing loans 90 days past due[2]	$64	$220	$76	$510	$120

Gross charge-offs	$10,593	$8,049	$3,667	$17,807	$1,766
Recoveries	(4,062)	(1,346)	(2,898)	(2,301)	(1,309)
Net charge-offs (recoveries)	$6,531	$6,703	$769	$15,506	$457

Provision for loan losses	$15,931	$19,957	$14,525	$9,442	$1,111
Provision for credit losses from off-balance sheet unfunded loan commitments	(7,336)	(3,003)	2,024	4,609	14,060
Provision for expected credit losses from mortgage banking activities	(1,474)	78	(488)	1,003	(66)
Provision for credit losses related to held-to maturity (investment) securities portfolio	(121)	(32)	(61)	(54)	(105)
Total provision for credit losses	$7,000	$17,000	$16,000	$15,000	$15,000

	Three Months Ended
	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022
Allowance for loan losses to period end loans	1.15%	1.13%	1.10%	1.04%	1.11%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.37%	1.39%	1.37%	1.31%	1.37%
Nonperforming assets to period end loans and repossessed assets	0.52%	0.59%	0.58%	1.33%	1.54%
Net charge-offs (annualized) to average loans	0.11%	0.12%	0.01%	0.28%	0.01%
Allowance for loan losses to nonaccruing loans[2]	249.31%	217.52%	235.36%	220.71%	212.37%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[2]	297.50%	267.15%	294.74%	277.76%	261.83%
1    The Company adopted FASB Accounting Standards Update No. 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, which eliminates designation of these loans as troubled debt restructurings effective January 1, 2023.
2    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.

SEGMENTS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended			3Q23 vs 2Q23		3Q23 vs 3Q22
	Sep. 30, 2023	June 30, 2023	Sep. 30, 2022	$ change	% change	$ change	% change
Commercial Banking
Net interest revenue	$254,464	$260,099	$208,065	$(5,635)	(2.2)%	$46,399	22.3%
Fees and commissions revenue	57,858	59,704	58,147	(1,846)	(3.1)%	(289)	(0.5)%
Combined net interest and fee revenue	312,322	319,803	266,212	(7,481)	(2.3)%	46,110	17.3%
Other operating expense	81,751	77,479	75,490	4,272	5.5%	6,261	8.3%
Corporate expense allocations	17,834	21,404	16,438	(3,570)	(16.7)%	1,396	8.5%
Net income	157,930	170,179	134,134	(12,249)	(7.2)%	23,796	17.7%

Average assets	28,849,597	28,170,869	28,890,429	678,728	2.4%	(40,832)	(0.1)%
Average loans	19,645,259	19,158,984	17,904,779	486,275	2.5%	1,740,480	9.7%
Average deposits	15,098,038	14,822,093	17,966,661	275,945	1.9%	(2,868,623)	(16.0)%

Consumer Banking
Net interest revenue	$112,608	$113,391	$43,951	$(783)	(0.7)%	$68,657	156.2%
Fees and commissions revenue	30,715	32,361	30,230	(1,646)	(5.1)%	485	1.6%
Combined net interest and fee revenue	143,323	145,752	74,181	(2,429)	(1.7)%	69,142	93.2%
Other operating expense	54,497	52,340	53,236	2,157	4.1%	1,261	2.4%
Corporate expense allocations	11,920	12,318	10,792	(398)	(3.2)%	1,128	10.5%
Net income	58,009	60,332	2,970	(2,323)	(3.9)%	55,039	1,853.2%

Average assets	9,379,478	9,597,723	10,233,401	(218,245)	(2.3)%	(853,923)	(8.3)%
Average loans	1,812,606	1,762,568	1,686,498	50,038	2.8%	126,108	7.5%
Average deposits	7,936,186	7,986,674	8,812,884	(50,488)	(0.6)%	(876,698)	(9.9)%

Wealth Management
Net interest revenue	$36,437	$49,352	$33,584	$(12,915)	(26.2)%	$2,853	8.5%
Fees and commissions revenue	123,614	123,050	113,113	564	0.5%	10,501	9.3%
Combined net interest and fee revenue	160,051	172,402	146,697	(12,351)	(7.2)%	13,354	9.1%
Other operating expense	89,367	84,859	79,151	4,508	5.3%	10,216	12.9%
Corporate expense allocations	14,331	12,574	12,934	1,757	14.0%	1,397	10.8%
Net income	43,029	57,317	41,808	(14,288)	(24.9)%	1,221	2.9%

Average assets	14,740,641	12,949,258	13,818,299	1,791,383	13.8%	922,342	6.7%
Average loans	2,219,829	2,230,906	2,163,975	(11,077)	(0.5)%	55,854	2.6%
Average deposits	7,886,962	7,544,143	7,999,074	342,819	4.5%	(112,112)	(1.4)%
Fiduciary assets	56,380,009	57,873,868	54,714,705	(1,493,859)	(2.6)%	1,665,304	3.0%
Assets under management or administration	99,004,179	103,618,940	95,401,638	(4,614,761)	(4.5)%	3,602,541	3.8%